Exhibit 99.B(d)(37)

SUB-ADVISORY AGREEMENT FOR
SEI INSTITUTIONAL INVESTMENTS TRUST (“SIIT”) –
World Select Equity Fund
And
SEI INSTITUTIONAL MANAGED TRUST (“SIMT”) –
Large Cap Growth Fund
Tax Managed Large Cap Fund

THIS SUB-ADVISORY AGREEMENT (this “Agreement”) is made as of January 31, 2022 among Fiera Capital Inc. (“FIERA”), a corporation organized and existing under the laws of Delaware, with its principal place of business at 375 Park Avenue, 8th Floor, New York, NY 10152, and StonePine Asset Management Inc. (“STONEPINE”), a corporation organized and existing under the laws of Quebec, with its principal office and place of business at 1981 McGill College Avenue, Suite 1600 Montreal, Quebec, Canada H3A 2Y1.

W I T N E S S E T H

WHEREAS, SEI Investments Management Corporation (“Principal”), a corporation organized and existing under the laws of the State of Delaware has retained FIERA as its sub-adviser to render investment advisory services to the SIIT World Select Equity Fund and the SIMT Large Cap Growth Fund and Tax Managed Large Cap Fund (each a “Fund”), a series of SIIT and SIMT respectively, which each is a Massachusetts business trust (each a “Trust”) registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) pursuant to respective Sub-Advisory Agreements for each Trust dated March 28, 2017, as amended and December 6, 2016, as amended (each a “Principal Advisory Agreement”); and

WHEREAS, FIERA desires to appoint STONEPINE as its investment sub-adviser, and STONEPINE is willing to render investment sub-advisory services to FIERA, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, FIERA and STONEPINE hereby agree as follows:

1.            Appointment of STONEPINE. FIERA hereby appoints STONEPINE as investment sub-adviser for the assets of the Funds, on the terms and conditions set forth herein, and subject to the direction of FIERA and Principal. FIERA hereby appoints STONEPINE as agent of FIERA to provide the services herein set forth on the terms contained in this Agreement, and STONEPINE accepts such appointment and agrees to render the services for the compensation herein provided.

2.            Duties of STONEPINE.

(a)            FIERA hereby appoints STONEPINE to act as its sub-advisor in managing and/or advising on the investment and reinvestment of the assets of the Funds in accordance with the Principal Advisory Agreement; to (as requested by FIERA) continuously review, supervise, and administer an investment program for the Funds; to (as requested by FIERA) determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to obtain and evaluate information relating to investment recommendations, asset allocation advice, industries, businesses, securities markets, research, economic analysis, and other investment services with respect to the securities that are included in the Fund or that are under consideration for inclusion in the Fund; to provide quantitative support to FIERA in connection with the Funds; to provide the Trusts (either directly or through FIERA) with all records concerning the activities of STONEPINE that the Trust is required to maintain pursuant to Rule 31a-1 of the 1940 Act or as otherwise reasonably requested by FIERA; and to render or assist FIERA in rendering regular reports to the Trusts’ officers and the Board of Trustees for the Trusts concerning the discharge of STONEPINE’s responsibilities hereunder. STONEPINE will discharge the foregoing responsibilities subject to the supervision and oversight of FIERA, Principal, the Trusts’ officers and the Board of Trustees and in compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to STONEPINE in writing (either directly or through FIERA), and applicable laws and regulations. STONEPINE agrees to provide the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein at no additional cost to the Trust, the Funds, or the Principal.

(b)            STONEPINE acknowledges and agrees that FIERA is ultimately responsible for all aspects of providing to the Funds the services required of FIERA under the Principal Advisory Agreement. Accordingly, STONEPINE shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of FIERA and Principal. In furtherance thereof, STONEPINE shall (i) upon reasonable request and advanced reasonable notice, such notice not to be less than 48 hours, make its offices available to representatives of Fiera and Principal for on-site inspections and consultations with the officers and applicable portfolio managers of STONEPINE responsible for STONPINE’s duties hereunder (ii) upon reasonable request, provide FIERA and Principal with copies of all records it maintains regarding its duties for the Funds, and (iii) report to FIERA or Principal (if requested) each calendar quarter and at such other times as FIERA or Principal may reasonably request regarding, if applicable (A) STONEPINE’s implementation of the Funds’ investment program and the Funds’ portfolio composition and performance, (B) any policies and procedures implemented by STONEPINE to ensure compliance with United States securities laws and regulations applicable to STONEPINE and the Funds, (C) the Funds’ compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to STONEPINE in writing (either directly or through FIERA) and (D) such other matters as FIERA or Principal may reasonably request.

(c)            To the extent permitted by law, STONEPINE may from time to time employ or associate itself with such person or persons, including affiliates, as it believes to be particularly fitted to assist it in the execution or performance of its obligations under this Agreement; provided, however, that the use of such persons does not relieve STONEPINE from any obligation or duty under this Agreement, and provided no such person serves or acts as an investment adviser so as to require a new written contract pursuant to the 1940 Act and SEC interpretations. STONEPINE shall remain liable for the performance of its obligations under this Agreement, and for the acts and omissions of its employees or associates.

3.            Securities Transactions. Among its responsibilities, STONEPINE shall be permitted to select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best overall terms available as detailed in the Principal Advisory Agreement, subject to written policies and procedures provided to STONEPINE (either directly or through FIERA), and consistent with Section 28(e) of the Securities Exchange Act of 1934. STONEPINE will promptly communicate or assist FIERA in communicating to the Funds’ officers and the Board of Trustees such information relating to the portfolio transactions STONEPINE has directed on behalf of the Fund as FIERA or such officers or the Board may reasonably request.

4.            Compensation of STONEPINE. For the services to be rendered by STONEPINE as provided in this Agreement, FIERA (and not the Trusts or the Funds) will pay to STONEPINE the fee set forth on Schedule A attached hereto. For clarity, FIERA (and not the Trust, the Funds or the Principal) shall be obligated to pay STONEPINE fees hereunder for any period only out of advisory fees as billed to SEI for such period pursuant to the applicable section and schedule of the Principal Advisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any payment period, the fee for the period from the effective date to the end of the payment period or from the beginning of such payment period to the date of termination, as the case may be, shall be prorated on the basis of the number of days of such payment period during which this Agreement was effective.

5.            Compliance. STONEPINE agrees to comply with all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to STONEPINE in writing (either directly or through FIERA) including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of STONEPINE in relation to the Funds.

6.            Status of STONEPINE. The services of STONEPINE to FIERA under this Agreement are not to be deemed exclusive, and STONEPINE will be free to render similar services to others so long as its services to FIERA under this Agreement are not impaired thereby or it is not otherwise prohibited from rendering such services. STONEPINE will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds or the Trusts.

7.            Representations of Parties.

(a)            Representations of FIERA. FIERA represents, warrants and agrees as follows: (1) FIERA is duly authorized to delegate to STONEPINE the provision of investment services to the Fund as contemplated in this Agreement; and (2) FIERA (i) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify STONEPINE of the occurrence of any event that would disqualify FIERA from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)            Representations of STONEPINE. STONEPINE represents, warrants and agrees as follows: STONEPINE (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify FIERA of the occurrence of any event that would disqualify STONEPINE from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

8.            Liability of STONEPINE. Except as may otherwise be provided by the 1940 Act or the Advisers Act, or as otherwise set forth herein, in the absence of willful misfeasance, bad faith or gross negligence on the part of STONEPINE, or reckless disregard of its obligations and duties hereunder, neither STONEPINE nor its officers, directors, employees, agents or affiliates shall be subject to any liability to FIERA for any act or omission in the course of, or connected with, rendering services hereunder.

FIERA will indemnify STONEPINE against any expense, cost, charge, loss or liability incurred by STONEPINE arising out of, or in connection with any negligence, fraud, dishonesty or breach of this Agreement or any law or regulation by FIERA, its officers, employees or agents relating to FIERA’s performance of this Agreement (for the purposes of this Section 8(ii), STONEPINE shall not be considered an agent of FIERA), except insofar as any loss, liability, cost, charge or expense is caused by the negligence, fraud, dishonesty or material breach of this Agreement by STONEPINE or any of its officers, employees or agents; provided that FIERA shall have been given written notice concerning any matter for which indemnification is claimed under this section. This obligation continues after the termination of this Agreement.

STONEPINE will indemnify FIERA for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of STONEPINE) or litigation (including reasonable legal and other expenses) to which FIERA may become subject as a result of any untrue statement of a material fact contained in disclosure provided by STONEPINE for inclusion in the Funds’ regulatory filings or any omission of a material fact required to be stated necessary to make such disclosure not misleading, or any material breach by STONEPINE of its obligations under this Agreement; provided that STONEPINE shall have been given written notice concerning any matter for which indemnification is claimed under this section. This obligation continues after the termination of this Agreement.

Notwithstanding the foregoing, neither STONEPINE nor FIERA are liable to each other for any indirect, special, punitive or consequential loss, including loss of profits, opportunity or reputation (whether or not in the contemplation of the relevant party at the date of this Agreement).

9.            Duration; Termination; Notices; Amendment. Unless sooner terminated as provided herein, this Agreement shall continue in effect for so long as the Principal Advisory Agreement remains in effect. Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by FIERA (i) upon 60 days' written notice to STONEPINE; or (ii) upon material breach by STONEPINE of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach. STONEPINE may terminate this Agreement, without payment of any penalty, (1) upon 60 days' written notice to FIERA; or (2) upon material breach by FIERA of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Principal Advisory Agreement. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to FIERA, at:                 Fiera Capital Inc.

   375 Park Avenue, 8th Floor
   New York, NY 10152

   Attention: Legal

   FCILegal@fieracapital.com

With a copy to (which shall also constitute notice):

    Fiera Capital Corporation

   1981 McGill College Avenue, Suite 1500,

   Montreal, Quebec, Canada H3A 0H5
   Attention: Legal

   Z-GRPGroupeLegal@fieracapital.com

If to STONEPINE, at:       1981 McGill College

Avenue Suite 1600

Montreal, Quebec

Canada H3A 2Y1

Attention: Compliance

This Agreement may be amended by mutual consent of the parties hereto upon prior approval by the Board of Trustees of the Trusts.

10.            Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

11.            Confidentiality. STONEPINE shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than FIERA, the Trusts, the Board of Trustees, Principal, and any director, officer, or employee of FIERA, the Trusts, or Principal, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over FIERA or STONEPINE, (iii) for information that is publicly available other than due to disclosure by STONEPINE or its affiliates or becomes known to STONEPINE from a source other than FIERA, the Trust, the Board of Trustees, or Principal, or (iv) information that is required to be disclosed for the purposes of providing services pursuant to this Agreement.

12.            Proxy Policy. STONEPINE acknowledges that Principal and FIERA have agreed, under the Principal Advisory Agreement, regarding how proxies will be handled and that neither FIERA nor STONEPINE shall be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Fund.

13.            Anti-Money Laundering Program. STONEPINE and FIERA each agree that: (i) it has in place an anti-money laundering program that is designed to comply with all applicable requirements of United States Federal anti-money laundering laws, including the USA PATRIOT Act; and (ii) it will comply with any other “know your customer” requirements. Unless otherwise agreed, each party acknowledges that it is its responsibility to monitor client transactions in order to detect attempted or actual money laundering. Each party also agrees to certify to the other, upon request, on a periodic basis that it is in compliance with the forgoing. In addition, each party agrees to permit inspection by U.S. federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the party’s anti-money laundering program as they may reasonably request.

14.            Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

15.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed as of the date first set forth herein.

Fiera Capital Inc.

By:	/s/ Michael Quigley

Name:	Michael Quigley

Title:	Executive Vice President and Global Head of Distribution

By:	/s/ Stephen A. McShea

Name:	Stephen A. McShea

Title:	General Counsel

StonePine Asset Management Inc.

By:	/s/ David Doumani

Name:	David Doumani

Title:	Chief Compliance Officer

Agreed and Acknowledged by

SEI Investments Management Corporation

By:	/s/ James Smigiel

Name:	James Smigiel

Title:	Chief Investment Officer

SCHEDULE A

Compensation of STONEPINE

Date: January 31, 2022

For the services to be rendered by STONEPINE to each Fund as provided in this Agreement, FIERA (and not SEI, the Trusts or the Funds) will pay to STONEPINE for each calendar year [REDACTED].

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